Exhibit 99.1

LIMITED BRANDS REPORTS THIRD QUARTER 2010 EARNINGS

— PROVIDES FOURTH QUARTER AND RAISES FULL

YEAR 2010 EARNINGS GUIDANCE —

— DECLARES $3 PER SHARE SPECIAL DIVIDEND AND AUTHORIZES

$200 MILLION SHARE REPURCHASE PROGRAM —

Columbus, Ohio, Nov. 17, 2010 — Limited Brands, Inc. (NYSE: LTD) today reported 2010 third quarter results, increased its 2010 full-year earnings guidance, declared a $3 per share special dividend and authorized a $200 million share repurchase program.

Third Quarter Results

Earnings per share for the third quarter ended Oct. 30, 2010, were $0.18 compared to adjusted earnings per share of $0.02 for the quarter ended Oct. 31, 2009, which exclude an income tax benefit in 2009 as detailed below. Third quarter operating income was $149.1 million compared to operating income of $58.9 million last year, and net income was $61.3 million compared to adjusted net income of $6.1 million last year.

The 2009 adjusted results above exclude an income tax benefit, primarily due to the resolution of certain tax matters, of $8.8 million, or $0.03 per share. Including this benefit, 2009 net income was $14.9 million and earnings per share were $0.05.

Comparable store sales for the third quarter increased 10 percent, and net sales were $1.983 billion compared to $1.777 billion last year.

At the conclusion of this press release is a reconciliation of reported to adjusted results.

2010 Outlook

The company stated that it expects fourth quarter earnings of $1.02 to $1.17 per share. For 2010, the company increased its adjusted earnings per share forecast to $1.82 to $1.97 from $1.68 to $1.83 previously.

Special Dividend and Share Repurchase Program

The company announced that its Board of Directors has declared a special dividend of $3 per share and has authorized a $200 million share repurchase program.

Leslie H. Wexner, chairman and chief executive officer, stated, “The significant increase in our year-to-date earnings and the continued disciplined management of inventory, capital spending and our capital structure have resulted in a very strong cash and liquidity position. We are confident in our ability to deliver substantial growth in our business and to generate significant free cash flow. We have been and remain committed to returning excess cash to shareholders through a combination of ongoing regular dividends, share repurchases and special dividends.”

The company expects 2010 free cash flow of approximately $800 million and a year-end cash balance, after the payment of the special dividend, of approximately $750 million. With this distribution, the company has returned $10 billion to shareholders since 2000, an amount roughly equal to the company’s current market capitalization.

The special dividend will be paid on Dec. 21, 2010, to shareholders of record at the close of business on Dec. 7, 2010. Share repurchases will be made at the times, in the amounts and in the manner that the company believes appropriate. The newly authorized $200 million repurchase program includes $53 million remaining under the company’s previous $200 million repurchase program.

Earnings Call Information

Limited Brands will conduct its third quarter earnings call at 9 a.m. Eastern time on Thursday, Nov. 18. To listen, call 1-866-583-6618 (international dial-in number: 1-937-200-3978). For an audio replay, call 1-866-NEWS-LTD (international replay number: 1-706-902-3452) or log onto www.Limitedbrands.com. Additional third quarter financial information is also available at www.Limitedbrands.com.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Pink, Bath & Body Works, La Senza, C.O. Bigelow, White Barn Candle Co. and Henri Bendel, is an international company. The company operates 2,665 specialty stores in the United States and its brands are sold in more than 700 company-operated and franchised additional locations world-wide. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com, www.HenriBendel.com and www.LaSenza.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Limited Brands, Inc. cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the third quarter earnings call involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the third quarter earnings call:

•	general economic conditions, consumer confidence and consumer spending patterns;

•	the global economic crisis and its impact on our suppliers, customers and other counterparties;

•	the impact of the global economic crisis on our liquidity and capital resources;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	the seasonality of our business;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to expand into international markets;

•	independent licensees and franchisees;

•	our direct channel business;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names, trademarks and patents;

•

market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service our debt;

•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;

•

consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance our brand image;

•	our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	our reliance on foreign sources of production, including risks related to:

•	political instability;

•	duties, taxes and other charges on imports;

•	legal and regulatory matters;

•	volatility in currency and exchange rates;

•	local business practices and political issues;

•	potential delays or disruptions in shipping and related pricing impacts;

•	the disruption of imports by labor disputes; and

•	changing expectations regarding product safety due to new legislation.

•	the possible inability of our manufacturers to deliver products in a timely manner or meet quality standards;

•	fluctuations in energy costs;

•	increases in the costs of mailing, paper and printing;

•	self-insured risks;

•	our ability to implement and sustain information technology systems;

•	our failure to comply with regulatory requirements;

•	tax matters; and

•	legal and compliance matters.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the third quarter earnings call to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2009 Annual Report on Form 10-K.

For further information, please contact:

Limited Brands:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@limitedbrands.com	extcomm@limitedbrands.com

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

THIRTEEN WEEKS ENDED OCTOBER 30, 2010 AND OCTOBER 31, 2009

(Unaudited)

(In thousands except per share amounts)

	2010	2009
	Reported	Reported	Adjustments	Adjusted
Net Sales	$1,983,372	$1,777,289	$—	$1,777,289
Cost of Goods Sold, Buying & Occupancy	(1,269,081)	(1,214,541)	—	(1,214,541)

Gross Profit	714,291	562,748	—	562,748
General, Administrative and Store Operating Expenses	(565,193)	(503,863)	—	(503,863)

Operating Income	149,098	58,885	—	58,885
Interest Expense	(47,224)	(56,321)	—	(56,321)
Interest Income	461	575	—	575
Other (Expense) Income	(832)	8,228	—	8,228

Income Before Income Taxes	101,503	11,367	—	11,367
Provision for Income Taxes	40,176	(3,487)	8,755	5,268

Net Income	$61,327	$14,854	$(8,755)	$6,099

Net Income Per Diluted Share	$0.18	$0.05		$0.02

Weighted Average Shares Outstanding	331,981	328,259		328,259

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

THIRTY-NINE WEEKS ENDED OCTOBER 30, 2010 AND OCTOBER 31, 2009

(Unaudited)

(In thousands except per share amounts)

	2010			2009
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net Sales	$6,157,417	$—	$6,157,417	$5,569,137	$—	$5,569,137
Cost of Goods Sold, Buying & Occupancy	(3,971,381)	—	(3,971,381)	(3,790,023)	—	(3,790,023)

Gross Profit	2,186,036	—	2,186,036	1,779,114	—	1,779,114
General, Administrative and Store Operating Expenses	(1,615,504)	—	(1,615,504)	(1,506,374)	—	(1,506,374)
Net Gain on Joint Venture	—	—	—	9,441	(9,441)	—

Operating Income	570,532	—	570,532	282,181	(9,441)	272,740
Interest Expense	(160,095)	—	(160,095)	(175,847)	—	(175,847)
Interest Income	1,707	—	1,707	2,014	—	2,014
Other (Expense) Income	120,282	(95,383)	24,899	5,439	—	5,439

Income Before Income Taxes	532,426	(95,383)	437,043	113,787	(9,441)	104,346
Provision for Income Taxes	179,932	(7,689)	172,243	22,015	13,368	35,383

Net Income	$352,494	$(87,694)	$264,800	$91,772	$(22,809)	$68,963

Net Income Per Diluted Share	$1.06		$0.80	$0.28		$0.21

Weighted Average Shares Outstanding	332,874		332,874	325,747		325,747

LIMITED BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS OF INCOME AND

RECONCILIATION OF ADJUSTED RESULTS

(Unaudited)

The “Adjusted Results” provided in the attached Unaudited Consolidated Statements of Income and Reconciliation of Adjusted Results are non-GAAP financial measures and reflect the following:

Fiscal 2010

In the second quarter of 2010, adjusted results exclude the following:

•	A $52.3 million pre-tax gain ($31.8M net of tax), included in other income, related to the initial public offering of Express including the sale of a portion of the company’s shares.

•	A $19.7 million pre-tax gain, included in other income, and a related net tax benefit of $22.4 million associated with the sale of our remaining 25% interest in Limited Stores.

•	A $25.2 million pre-tax loss ($15.8M net of tax), included in other income, associated with the early retirement of portions of our 2012 and 2014 maturity bonds.

In the first quarter of 2010, adjusted results exclude the following:

•	A $48.7 million pre-tax gain ($29.6M net of tax), included in other income, related to a $56.5 million cash distribution from Express.

Fiscal 2009

In the third quarter of 2009, adjusted results exclude the following:

•	An $8.8 million income tax benefit, primarily due to the resolution of certain tax matters.

In the second quarter of 2009, adjusted results exclude the following:

•	A $9.4 million pre-tax gain and a related tax benefit of $4.6 million related to the disposal of a non-core joint venture.

The Unaudited Adjusted Consolidated Statements of Income should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles. Further, the Company’s definition of adjusted income information may differ from similarly titled measures used by other companies. While it is not possible to predict future results, management believes the adjusted information is useful for the assessment of the ongoing operations of the Company. The Unaudited Adjusted Consolidated Statements of Income should be read in conjunction with the Company’s historical financial statements and notes thereto contained in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K.